AGREEMENT

AGREEMENT ENTERED INTO this 4th day of December 4, 2008, (“Agreement”) by and between GRACO INC., a Minnesota corporation, with its principal place of business at 88 11th Avenue N.E., Minneapolis, Minnesota 55413, (hereinafter “Company”) and <<NAME>>, an individual (hereinafter “Employee”)

WHEREAS the Company and the Employee entered into a written agreement in 1994 (“1994 Agreement”) whereby the Company, inter alia, agreed to make certain payments to the Employee after his retirement;

WHEREAS, the Company ratified the 1994 Agreement in 2002 because the original agreement could not be found and on the 28th day of June 2002 reaffirmed its commitment to provide the benefits set forth therein with an effective date of the 1st day of January 1994;

WHEREAS, Section 409A of the Internal Revenue Code as amended applies to the benefits described therein from and after January 1, 2005;

WHEREAS, in order to comply with Section 409A and the regulations promulgated thereunder, the 1994 Agreement must be amended; and

WHEREAS, the Management Organization and Compensation Committee of the Company, at its meeting dated December 4, 2008, approved a present value lump sum payout of the future benefit amount payable to the Employee under the terms of the Agreement, with such payout to occur in early 2009.

NOW, THEREFORE, the parties mutually agree as follows:

I.

Notwithstanding anything to the contrary in the Agreement, the Agreement shall be amended to provide for the present value lump sum payout of the future benefit amount payable to the Employee under the terms of the Agreement, with such payout to occur in January 2009, in lieu of all benefit payment obligations thereunder.

II.	The effective date of this amendment shall be December 4, 2008.

               IN WITNESS WHEREOF, the parties execute this Agreement as of the day and year first above written.

GRACO INC.	EMPLOYEE

By ___________________________	________________________________
<<NAME>>
Its ___________________________